Exhibit 99.1

GT Solar International, Inc. Announces First Quarter Fiscal Year 2012 Results And Reiterates Full Fiscal Year Guidance

-- 71% Revenue and 273% Earnings Per Share Growth Over Year-Ago Quarter

-- Record Quarterly Gross Margin Percentage, Bookings, Backlog and Cash Balance

-- Ticker Symbol Change to GTAT Effective NASDAQ Market Open, Monday, August 8th

MERRIMACK, N.H.--(BUSINESS WIRE)--August 3, 2011--GT Solar International, Inc. (NASDAQ: SOLR) today reported results for its first quarter of fiscal year 2012, which ended July 2, 2011.

First quarter revenue totaled $231.1 million, compared to $271.6 million last quarter and up 71% from the $135.2 million of revenue in the first quarter of fiscal 2011. Revenue by business segment for the first quarter of fiscal 2012 was $23.9 million in polysilicon, $198.6 million in photovoltaic (PV), and $8.6 million in the sapphire segment, all of which was sapphire materials revenue.

Gross profit for the first quarter of fiscal 2012 totaled $113.4 million, or 49.1 percent of revenue, up from $116.9 million, or 43.0 percent of revenue in the fourth quarter of fiscal 2011 and $45.9 million, or 34.0 percent of revenue for the first quarter of fiscal 2011.

Operating margin for the first quarter of fiscal 2012 was 34.0 percent of revenue, compared to 30.5 percent of revenue in the fourth quarter of fiscal 2011 and 20.0 percent in the first quarter of fiscal 2011.

The company had net income of $52.1 million in the first quarter of fiscal 2012 compared to $51.9 million in the fourth quarter of fiscal 2011 and $16.5 million for the first quarter of fiscal 2011.

Earnings per share in the first quarter of fiscal 2012 on a fully-diluted basis were $0.41, versus $0.41 for the fourth quarter of fiscal 2011 and $0.11 for the first quarter of fiscal 2011.

Cash and cash equivalents at the end of the first quarter of fiscal 2012 were $473.4 million, up from $362.7 million at the end of the fourth quarter of fiscal 2011 and compared to $276.4 million of cash and short term investments at the end of the first quarter of fiscal 2011. In addition, the company had debt of $95.6 million at the end of the first quarter of fiscal 2012, down from $120.3 million at the end of the fourth quarter of fiscal 2011 and zero debt at the end of the first quarter of fiscal 2011.

As of July 2, 2011, the company’s backlog was $2.3 billion, the highest level of quarter-ending backlog ever achieved by the company. This included $978.2 million in the polysilicon segment, $369.6 million in the PV segment and $952.5 million in the sapphire segment. Included in the total backlog was $395.7 million of deferred revenue.

Net new orders for the first quarter were $1.3 billion, which included $464.7 million in polysilicon, $95.2 million in PV and $776.8 million in sapphire.

Management Commentary

“We were pleased to deliver strong top and bottom line performance in the first quarter as well as record gross margin percentage, bookings, backlog and cash balance,” said Tom Gutierrez, president and chief executive officer. “These results stem from our continued leadership across all of our business segments driven by our focus on innovation, superior service, and excellent product performance.

“We believe our efforts to diversify the company’s revenue base position us to weather cyclicality that we may encounter in the PV, polysilicon and LED industries. Meanwhile, our strong balance sheet and cash generation capabilities enable us to evaluate additional strategic opportunities to strengthen the company’s long-term growth prospects.

“Bolstered by our $2.3 billion backlog position, we are confident in our ability to achieve our FY12 guidance and also believe that we have built a solid foundation for continued growth in FY13 and beyond.”

New Investor Financial Summary Document

The company has created a new summary of financial information which can be found on the Investor Relations section of its website in the “Featured Documents” section and the “Q1 FY12 Earnings Call” webcast page. To access: http://investor.gtsolar.com.

Business Outlook

The company reiterated its fiscal 2012 guidance for revenue in the range of $1.0 billion to $1.1 billion, and for fully diluted earnings per share in the range of $1.55 to $1.85 based on estimated weighted average diluted shares outstanding of approximately 131 million. The company is raising its gross margin guidance to a range of 43 percent to 45 percent up from the prior guidance of 42 percent to 44 percent.

The company will provide additional details on its fiscal 2012 guidance during its live webcasted conference call. See details below.

Name, Ticker and CUSIP Change

Effective Monday August 8th with the market open on NASDAQ the company will change its name, website, ticker, and CUSIP as follows:

Effective Monday, August 8, 2011 as of Market Open on NASDAQ
New Name: GT Advanced Technologies Inc.
New Website: www.gtat.com
New Ticker: GTAT (NASDAQ)
New CUSIP: 36191U 106

Conference Call, Webcast

Tomorrow morning, Thursday, August 4, 2011, at 8:00am ET the company will host a live conference call to discuss quarterly results and the company’s longer-term outlook with Tom Gutierrez, president and chief executive officer, and Richard Gaynor, chief financial officer.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Solar's website, www.gtsolar.com. No password is required to access the webcast. A slide presentation will accompany the call.

The live call can also be accessed by dialing 866.783.2146 for callers in the United States and Canada and 857.350.1605 for international callers. The telephone passcode is SOLR.

A replay of the call will be available through October 31, 2011. To access the replay, please go to http://investor.gtsolar.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 888 286.8010 for callers in the United States and Canada, or 617 801.6888 for international callers. The telephone replay passcode is 23180500.

About GT Solar International, Inc.

GT Solar International, Inc. is a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. Effective August 8, 2011, GT Solar will be changing its name to GT Advanced Technologies as it establishes a new global brand. The new name reflects the broader range of markets and technologies the company now addresses since its acquisition of Crystal Systems in July of 2010. For additional information about GT Solar, please visit www.gtsolar.com or www.gtat.com.

Forward-Looking Statements

Some of the information in this press release are “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, all statements under the caption “Business Outlook,” the Company’s estimates for future periods with respect to revenue, earnings per share, gross margins and other financial information our ability to weather cyclicality that we may encounter, our ability to achieve our FY12 guidance and our ability to achieve continued growth in FY13 and beyond. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog. Although the Company’s backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our third fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2011 filed on May 25, 2011. Statements in this press release should be evaluated in light of these important factors. GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

GT Solar International, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	July 2, 2011	April 2, 2011
Assets
Current assets:
Cash and cash equivalents	$473,391	$362,749
Accounts receivable, net	55,426	87,134
Inventories	162,021	127,572
Deferred costs	107,641	125,805
Vendor advances	24,823	20,044
Deferred income taxes	64,153	62,539
Refundable income taxes	1,516	21,780
Prepaid expenses and other current assets	13,333	17,114
Total current assets	902,304	824,737
Property, plant and equipment, net	62,052	54,441
Other assets	7,759	9,930
Intangible assets, net	21,635	22,705
Deferred cost	120,859	129,301
Goodwill	84,806	85,178
Total assets	$1,199,415	$1,126,292
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$18,750	$18,750
Accounts payable	40,233	63,401
Accrued expenses	28,550	39,987
Contingent consideration	6,619	4,837
Customer deposits	263,551	144,429
Deferred revenue	191,113	247,495
Accrued income taxes	32,142	23,014
Total current liabilities	580,958	541,913
Long-term debt	76,875	101,563
Deferred income taxes	49,321	59,080
Deferred revenue	204,566	198,022
Contingent consideration	5,289	6,391
Other non-current liabilities	269	817
Accrued income taxes	19,653	16,566
Total liabilities	936,931	924,352
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000 shares authorized, 126,536 and 125,683 shares issued and outstanding as of July 2, 2011 and April 2, 2011 respectively	1,265	1,257
Additional paid-in capital	130,921	123,338
Accumulated other comprehensive loss	(1,968)	(2,852)
Retained earnings	132,266	80,197
Total stockholders’ equity	262,484	201,940
Total liabilities and stockholders’ equity	$1,199,415	$1,126,292

GT Solar International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended
	July 2, 2011	July 3, 2010
Revenue	$231,096	$135,166
Cost of revenue	117,707	89,243
Gross profit	113,389	45,923
Operating expenses:
Research and development	11,272	3,747
Selling and marketing	6,153	3,711
General and administrative	16,208	10,588
Amortization of intangible assets	1,070	791
Total operating expenses	34,703	18,837
Income from operations	78,686	27,086
Other income (expense):
Interest income	91	163
Interest expense	(3,512)	(139)
Other, net	(77)	184
Income before income taxes	75,188	27,294
Provision for income taxes	23,119	10,796
Net income	$52,069	$16,498
Net income per share:
Basic	$0.41	$0.11
Diluted	$0.41	$0.11
Weighted average number of shares used in per share calculations:
Basic	125,927	143,977
Diluted	128,561	145,614

CONTACT:
GT Solar International, Inc.
Media
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtsolar.com
or
Investors/Analysts
Ryan Blair, 603-681-3869
ryan.blair@gtsolar.com